Exhibit 99.1

1 Penn Plaza, 51 st FL New York , NY 10 119 T 212 .930 .9400 E investors@safeholdinc.com Press Release Safehold Reports Third Quarter 20 26 Results NEW YORK, November 3, 20 26 Safehold Inc. ( NYSE: SAFE) reported results for the third quarter 20 26. SAFE published a presentation detailing these results which can be found on its website, www.safeholdinc.com in the “Investor s” section. Highlights from the earnings announcement include: ⎯ Q3‘26 revenue was $11 8.7 million ⎯ Q3‘26 net income attributable to common shareholders was $28.8 million ⎯ Q3‘26 earnings per share was $0. 41 ⎯ Closed $ 38 million of new ground lease originations 1 ⎯ Estimated Unrealized Capital Appreciation increased to $9. 9 billion 2 “We were pleased to convert additional multifamily ground leases in the third quarter at attractive yields and low GLTVs,” said Jay Sugarman, Chairman and Chief Executive Officer. “While the recent rise in rates has added incremental volatility to transact ion markets, we’re encouraged by the engagement we’re seeing with our customers , and are well -positioned with ample liquidity, no significant near -term maturities and an 18 -year liability structure to capitalize on opportunities.” The Company will host an earnings conference call reviewing this presentation beginning at 5:00 p.m. ET on Tuesday , November 3, 202 6. This conference call will be broadcast live and can be accessed by all interested parties through Safehold 's website and by using the dial in information listed below: 1 Includes Safehold’s $ 13 m forward commitments for the Ground Leases new originations in Q 3’26 that have not yet been funded (such funding commitments are subject to certain conditions). There can be no assurances that Safehold will fully fund these transa ctions. 2 For more information on UCA, including additional limitations and qualifications, please refer to our Current Report on Form 8-K filed with the SEC on November 3, 2026, and the “Risk Factors” section of our Annual Report on Form 10 -K for the year ended December 31, 2025, filed with the SEC on February 12, 2026.

1 Penn Plaza, 51 st FL New York, NY 10 119 T 212.930.9400 E investors@safeholdinc.com Dial -In: 877 .545 .0320 International: 973.528.00 02 Access Code: 447465 A replay of the call will be archived on the Company’s website. Alternatively, the replay can be accessed via dial -in from 8:00 p.m. ET on November 3, 2026, through 1 2:00 a.m. ET on November 17 , 2026, by calling: Replay: 877.481.4010 International: 919.882.2331 Access Code: 54694    About Safehold: Safehold Inc. (NYSE: SAFE) is revolutionizing real estate ownership by providing a new and better way for owners to unlock the value of the land beneath their buildings. Having created the modern ground lease industry in 2017, Safehold continues to help ow ners of high quality multifamily, office, industrial, hospitality, student housing, life science and mixed -use properties generate higher returns with less risk. The Company, which is taxed as a real estate investment trust (REIT), seeks to deliver safe, g rowing income and long -term capital appreciation to its shareholders. Additional information on Safehold is available on its website at www.safeholdinc.com . Company Contact: Pearse Hoffmann Senior Vice President Head of Corporate Finance T 212.930.9400 E investors@safeholdinc.com